Exhibit 99.1

ELLINGTON RESIDENTIAL MORTGAGE REIT ANNOUNCES DIVIDEND FOR THE THIRD QUARTER OF 2013

OLD GREENWICH, CONNECTICUT, SEPTEMBER 17, 2013 - Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today announced that its Board of Trustees has declared a dividend for the third quarter of 2013 of $0.50 per share, payable on October 25, 2013, to common shareholders of record as of September 27, 2013.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "may," "expect," "project," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. For example, our results can fluctuate from month to month and quarter to quarter depending on a variety of factors, some of which are beyond our control and/or difficult to predict, including, without limitation, changes in interest rates, changes in default rates and prepayment speeds, and other changes in market and economic conditions. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust or "REIT" that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored enterprise. The Company intends to make the election to be taxed as a REIT when it files its tax return for the short taxable period May 1, 2013 through December 31, 2013. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.

Investor Contact:	Media Contact:
Lisa Mumford	Steve Bruce or Katrina Allen
Chief Financial Officer	ASC Advisors, for
Ellington Residential Mortgage REIT	Ellington Residential Mortgage REIT
(203) 409-3773	(203) 992-1230